Exhibit 10.14

POLICY FOR DETERMINING FAIR MARKET VALUE FOR PURPOSES OF TAX WITHHOLDING ON RESTRICTED SHARES

This Policy pertains to the Amended and Restated 1986 Stock Option Plan of GCI Liberty, Inc. (Restated Effective September 26, 2014), as such plan may be amended from time to time (the “Incentive Plan”).

Solely for purposes of determining the tax withholding due upon the vesting or settlement of restricted shares under the Incentive Plan (and for the related purpose of valuing shares withheld to satisfy such tax withholding obligations), the Fair Market Value of a share of the series of GCI Liberty, Inc. (the “Corporation”) capital stock to which such award relates shall be equal to the closing price of a share of such series of the Corporation’s capital stock on the trading day next preceding the day that such award vests as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of such series of the Corporation’s capital stock are listed on such day or if such shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc.

To the extent necessary, this Policy shall be deemed an amendment to the Incentive Plan.

ADOPTED, by the Board of Directors and the Compensation Committee of the Board of Directors of GCI Liberty, Inc. on November 26, 2018.